Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated September 27, 2019, relating to the financial statements of SunHydrogen, Inc. (the “Company”) for the year ended June 30, 2019, included in its Annual Report (Form 10-K) for the year ended June 30, 2020, filed with the Securities and Exchange Commission.

/s/ Liggett & Webb, P.A.

New York, New York

December 1, 2020